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EXHIBIT 99.1                  PRESS RELEASE













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 FIRST FEDERAL BANK     12 E. Broad St., Hazleton, PA  18201  (570)459-3700

                                 NEWS RELEASE

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FOR IMMEDIATE RELEASE

DATE:       March 19, 1999
CONTACT:    Gary Gatski, Senior Vice President
PHONE:      (570)459-3742
FAX:        (570)459-3734

         FIRST FEDERAL BANK SIGNS AGREEMENT TO ACQUIRE DANVILLE BRANCH

      Hazleton,  PA-David B. Lee,  President  of Omega,  headquartered  in State
College, and E. Lee Beard, President/CEO of First Federal Bank, jointly announced that an agreement has been signed for the purchase of the Danville Branch of Omega Bank by First Federal Bank. The sale of the office is expected to be completed sometime in the second quarter of Calendar 1999.
      The sale, pending regulatory approvals, will make Danville the eleventh office of First Federal and the first office of the bank in Montour County. First Federal currently operates two offices in Columbia County. One is located in downtown Bloomsburg and the second office is on Route 11 in Scott Township. The Danville office will continue to operate as a branch of Omega Bank until the plan is approved.
      The banking office in Danville has served the community since 1989, when it was chartered as the Montour Bank. The bank operated the one full-service office until 1995 when it became part of Omega Financial, the parent company of Omega Bank. The office was merged into Omega Bank in 1996.
      Omega Financial, headquartered in State College, operates office in eight Central Pennsylvania counties through its bank affiliates--Omega Bank, Penn Central National Bank and Hollidaysburg Trust Company.



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FIRST FEDERAL BANK ACQUIRES DANVILLE BRANCH     3/19/99           PAGE 2

      "Providing convenient services to our existing Danville area customers as well as developing solid relationships with our new customers will be our first objective," Beard said. "Our ability to deliver high levels of personal services will allow us to provide for a smooth transition once the plan is approved. Businesses as well as individuals in the Danville area will see a responsive, efficient and progressive community bank, dedicated to satisfying customer needs."
      Northeast Pennsylvania Financial Corp. is the holding company of Abstractors, Inc., a wholly-owned title insurance agency, and First Federal Bank, which serves the Greater Hazleton area, Mountaintop, Bloomsburg, Lehighton and all of Schuylkill County through ten office locations.




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